                                 Exhibit 23 (k)
                      Audited Financial Statements for ATSF

FINANCIAL STATEMENTS

AEGON/Transamerica Fund Advisers, Inc.
Years Ended December 31, 2001, 2000, and 1999

                         Report of Independent Auditors



The Board of Directors and Stockholder
AEGON/Transamerica Fund Advisers, Inc.

We have audited the accompanying statements of financial condition of AEGON/Transamerica Fund Advisers, Inc. as of December 31, 2001 and 2000, and the related statements of operations, changes in stockholder's equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AEGON/Transamerica Fund Advisers, Inc. at December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young
Des Moines, Iowa
March 18, 2002


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                     AEGON/TRANSAMERICA FUND ADVISERS, INC.
                        STATEMENTS OF FINANCIAL CONDITION
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                   AT  DECEMBER 31,
                                                              -------------------------
                                                                2001             2000
                                                              --------         --------
ASSETS:
  Cash                                                        $  5,240         $  6,383
  Investment in AEGON/Transamerica
     Series Fund (Cost: 2001 - $1,000)                             895               --
  Investment advisory fees receivable                              293              260
  Intercompany receivable                                        2,134            1,016
  Receivable under tax allocation agreement                        446              466
  Deferred income tax asset                                         37               --
                                                              --------         --------
Total Assets                                                  $  9,045         $  8,125
                                                              ========         ========

LIABILITIES AND STOCKHOLDER'S EQUITY:

Liabilities:

  Investment sub-advisory fees payable                        $  2,866         $  3,515
                                                              --------         --------
Total Liabilities                                                2,866            3,515
Stockholder's Equity:
  Common Stock, par value $1.00 a share -
     authorized, issued and outstanding 100,000 shares             100              100
  Accumulated other comprehensive income - net
     unrealized investment losses                                  (68)              --
  Retained earnings                                              6,147            4,510
                                                              --------         --------
Total Stockholder's Equity                                       6,179            4,610
                                                              --------         --------
Total Liabilities and Stockholder's Equity                    $  9,045         $  8,125
                                                              ========         ========


See accompanying notes.

                     AEGON/TRANSAMERICA FUND ADVISERS, INC.
                            STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)


                                            FOR THE YEAR ENDED  DECEMBER 31,
                                        ----------------------------------------
                                          2001            2000            1999
                                        --------        --------        --------
REVENUES:
     Investment advisory fees           $ 65,547        $ 91,498        $ 64,546
     Other income                            296             417             282
                                        --------        --------        --------
Total Revenues                            65,843          91,915          64,828
                                        --------        --------        --------

EXPENSES:

     Investment advisory fees             32,878          45,691          32,291
     Interest expense                        112             166             233
     Legal fees                               22              --              --
     Other operating expenses                  7              --              20
                                        --------        --------        --------
Total Expenses                            33,019          45,857          32,544
                                        --------        --------        --------

Income before income tax expense          32,824          46,058          32,284

Income tax expense                        12,692          17,304          12,370
                                        --------        --------        --------

Net income                              $ 20,132        $ 28,754        $ 19,914
                                        ========        ========        ========


See accompanying notes.

                     AEGON/TRANSAMERICA FUND ADVISERS, INC.
                  STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                     ACCUMULATED
                                                                        OTHER                                     TOTAL
                                                      COMMON        COMPREHENSIVE           RETAINED           STOCKHOLDER'S
                                                      STOCK            INCOME               EARNINGS              EQUITY
                                                    -----------------------------------------------------------------------
Balance at January 1, 1999                          $    100        $          --         $        850         $        950
  Net income                                              --                   --               19,914               19,914
  Dividends paid to parent                                --                   --              (18,555)             (18,555)
                                                    -----------------------------------------------------------------------
Balance at December 31, 1999                             100                   --                2,209                2,309
  Net income                                              --                   --               28,754               28,754
  Dividends paid to parent                                --                   --              (26,453)             (26,453)
                                                    -----------------------------------------------------------------------
Balance at December 31, 2000                             100                   --                4,510                4,610
  Comprehensive income:
    Net income                                            --                   --               20,132               20,132
    Change in net Unrealized investment loss              --                  (68)                  --                  (68)
                                                                                                               ------------
  Total comprehensive income                                                                                         20,064

  Dividends paid to parent                                --                   --              (18,495)             (18,495)
                                                    ------------------------------------------------------------------------
Balance at December 31, 2001                        $    100        $         (68)        $      6,147         $      6,179
                                                    ========================================================================

see accompanying notes

                     AEGON/TRANSAMERICA FUND ADVISERS, INC.
                            STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)



                                                                        YEAR ENDED DECEMBER 31,
                                                              ------------------------------------------
                                                                 2001            2000             1999
                                                              ------------------------------------------
OPERATING ACTIVITIES

Net income for year                                           $ 20,132         $ 28,754         $ 19,914
Adjustments to reconcile net income to net
    cash provided by operating activities
    Changes in other operating assets and liabilities:
    Investment advisory fees receivable                            (33)            (261)             (16)
    Intercompany receivable/payable                             (1,118)          (1,553)            (367)
    Investment sub-advisory fees payable                          (649)            (290)           1,163
    Receivable/payable under tax allocation agreement               20             (759)             232
                                                              ------------------------------------------
Net cash provided by operating activities                       18,352           25,891           20,926

INVESTING ACTIVITIES

    Cost of investments purchased                               (1,000)              --               --
                                                              ------------------------------------------
Net cash used in investing activities                           (1,000)              --               --

FINANCING ACTIVITIES

    Dividends paid to parent                                   (18,495)         (26,453)         (18,555)
                                                              ------------------------------------------
Net cash used in financing activities                          (18,495)         (26,453)         (18,555)


Increase (decrease) in cash                                     (1,143)            (562)           2,371

Cash at beginning of year                                        6,383            6,945            4,574
                                                              ------------------------------------------
Cash at end of year                                           $  5,240         $  6,383         $  6,945
                                                              ==========================================
Supplemental disclosure of cash flow information
Cash paid during the year for:
    Income taxes                                              $ 12,712         $ 18,063         $ 12,138


See accompanying notes.

                    AEGON/Transamerica Fund Advisers, Inc.

                         Notes to Financial Statements
                            (Dollars in thousands)


                               December 31, 2001


1.  SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATIONS AND NATURE OF BUSINESS

AEGON/Transamerica Fund Advisers, Inc. ("the Company", formerly WRL Investment Management, Inc.) is a wholly-owned subsidiary of Western Reserve Life Assurance Co. of Ohio ("WRL") which is an indirect wholly-owned subsidiary of AEGON N.V., a holding company organized under the laws of the Netherlands. The Company is the investment advisor for the portfolios in the AEGON/Transamerica Series Fund, Inc. ("the Fund", formerly WRL Series Fund, Inc.). As investment advisor, the Company is responsible for providing investment management and administrative services to the portfolios of the Fund, including selecting the investment sub-advisors. As compensation for these services, the portfolios of the Fund pay the Company a monthly fee based on a percentage of the average daily net assets of each portfolio.

BASIS OF PRESENTATION

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

INVESTMENTS IN SECURITIES

Pursuant to Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Debt and Equity Securities, the Company designated its investment in the Fund as "available-for-sale". Available-for-sale securities are reported at market value and unrealized gains and losses on these securities are included directly in stockholder's equity, net of related deferred income taxes. The specific identification method is used in determining realized gains and losses.

At December 31, 2001, unrealized losses on the investments in the Fund of $105 were comprised entirely of unrealized losses.

                     AEGON/Transamerica Fund Advisers, Inc.

                             (Dollars in thousands)

1.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INVESTMENT ADVISORY AND MANAGEMENT FEES

Investment advisory and management fees earned in 2001, 2000 and 1999 are calculated at annual rates that range from 0.40% to 1.00% of the average daily net assets of the portfolios of the Fund. The investment advisory agreement also provides for the Company to reimburse the portfolios of the Fund to the extent that each of the portfolio's normal operating expenses (exclusive of brokerage commissions, 12B-1 distribution fees, interest and taxes) exceed the expense limitation of the applicable portfolio.

The Company has entered into sub-advisory agreements with various companies to provide investment services to the portfolios of the Fund. As compensation, the Company pays the investment advisors fees ranging from 0.20% to 0.50% of the average daily net assets of the applicable portfolio.

DEFERRED INCOME TAXES

Deferred income tax assets or liabilities are computed based on the difference between the financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate. Deferred income tax expenses or credits are based on the changes in the asset or liability from period to period, excluding deferred tax assets or liabilities applicable to unrealized gains and losses on available-for-sale securities, which are included as a component of accumulated other comprehensive income.

FINANCIAL INSTRUMENTS

The Company's assets and liabilities include various items that meet the definition of financial instruments and require disclosure of their related fair value. Due to the nature of the Company's financial instruments, management does not believe the fair value of such assets and liabilities differ materially from those carrying values included herein.

                     AEGON/Transamerica Fund Advisers, Inc.

                             (Dollars in thousands)

2.  INCOME TAXES

For 2001, 2000 and 1999, the Company was included in consolidated federal and state income tax returns with certain affiliates. Each member of the group agreed to pay its proportionate share of income taxes calculated on a separate return basis.

Deferred income taxes have been established by each member of the consolidated group based upon temporary differences within each entity. Deferred income taxes, which arise from unrealized depreciation of the Company's investment portfolio, amounted to $37 at December 31, 2001.

Income tax expense for 2001, 2000 and 1999 differs from that computed at the applicable statutory federal income tax rate (35%) primarily due to state income taxes.

3.  TRANSACTIONS WITH RELATED PARTIES

A majority of the administrative costs of the Company were absorbed by its parent company in 2001, 2000 and 1999, respectively.

During 2000 and 1999, the Company had investment sub-advisory agreements with Scottish Equitable International Investment Management, Ltd., a related party, and the investment sub-advisor to one portfolio of the Fund. As compensation, the Company paid approximately $18, and $64 to Scottish Equitable International Investment Management, Ltd. for the years ended December 31, 2000 and 1999, respectively.

During 2001, 2000 and 1999, the Company had investment sub-advisory agreements with AEGON USA Investment Management, Inc., a related party, and the investment sub-advisor to two portfolios of the Fund. As compensation, the Company paid approximately $828, $694 and $746 to AEGON USA Investment Management, Inc. for the years ended December 31, 2001, 2000 and 1999, respectively.

During 2001 and 2000, the Company had investment sub-advisory agreements with Great Companies L.L.C., a related party, and the investment sub-advisor to three portfolios of the Fund. As compensation, the Company paid approximately $639 and $159 to Great Companies L.L.C. for the years ended December 31, 2001 and 2000, respectively.

During 2001, the Company had an investment sub-advisory agreement with Transamerica Investment Management, L.L.C., a related party, and the investment sub-advisor to one portfolio of the Fund. As compensation, the Company paid approximately $290 to Transamerica Investment Management, L.L.C. for the years ended December 31, 2001.

During 2001, 2000 and 1999, the Company paid dividends of $18,495 $26,453 and $18,555 respectively, to WRL.